Exhibit 99.1

AAON ANNOUNCES EXECUTIVE LEADERSHIP TRANSITIONS

Norman H. Asbjornson to become Executive Chairman

Gary D. Fields to become Chief Executive Officer

TULSA, OK, May 7, 2020 – AAON, Inc. (NASDAQ-AAON) announced today that Norman H. Asbjornson, Chief Executive Officer and Founder of AAON, Inc. (the “Company”), will transition to the role of Executive Chairman, effective May 12, 2020. The Company also announced today that Gary D. Fields, President, will assume the role of Chief Executive Officer (in addition to his current position of President), also to be effective May 12, 2020.

As Executive Chairman, Mr. Asbjornson will lead the Board and continue to provide the full benefit of his vast experience, knowledge, leadership and guidance to support Mr. Fields as he expands his role at the Company.

Mr. Asbjornson said, “Our Company has many accomplishments to be extremely proud of over the course of its nearly 32-year history. Of the many notable achievements, however, one that ranks near the top of my list is how we have been able to successfully create and maintain a meaningful ownership mentality among all levels of employees at our organization. This was something that I set out to accomplish from the earliest days of the Company’s existence, and I firmly believe a significant amount of the success we have experienced can be traced back directly to our unwavering commitment to this philosophy.”

Mr. Asbjornson continued, “I could not be more pleased with the leadership team we have assembled at AAON. During the course of Gary’s tenure as President of the Company, he has demonstrated exceptional leadership talents and the unique qualifications necessary to propel the Company to new heights well into the future. I have very much enjoyed working alongside Gary since he became President in November 2016, and I look forward to continuing to do so as he assumes this new role and leads AAON into its next chapter of continued success.”

Mr. Fields said, “It is truly an honor to assume the role of CEO of this amazing organization. As the Company’s Founder and visionary who set the stage for the Company’s success, Norm Asbjornson molded AAON into one of the most respected, innovative and successful manufacturers in the HVAC industry through his intellect, business acumen, sheer will and determination. I welcome the opportunity to guide AAON and our tremendously talented, loyal and hard-working employees as we continue to build on the solid foundation and strategic vision set by Norm.”

Ken Lackey, independent Board member and Chair of AAON’s Governance Committee, said, “The Board has been engaged in succession planning for several years and this transition is truly a win-win for the Company and its stockholders. Having served on AAON’s Board since 2007, I have witnessed on many occasions the immense value that Norm’s experience and entrepreneurial intuition provide the Company. His transition to Executive Chairman will enable the Company to continue to leverage this tremendous resource, while also helping Gary as he charts his own course as the second CEO in AAON’s history. Gary’s knowledge of the HVAC marketplace and outstanding leadership skills make him the perfect choice as AAON’s next CEO. We believe Gary’s leadership and ability to execute on the Company’s strategic plans will enable AAON to continue creating meaningful value for our stockholders for many years to come.”

Mr. Asbjornson said, “The leadership changes which have been taking place at AAON over the past few years are now essentially complete for the present time, with transitions occurring at many management positions across various levels of the Company. These leadership transitions have occurred through elevating individuals from within our existing ranks, which has allowed these individuals to bring several years of experience at AAON to their current roles, while simultaneously significantly lowering the average age of the Company’s management team. The experience and tireless efforts of this talented group of managers has already provided tangible results. In the first quarter of 2020, AAON recorded the highest levels of net income and revenue ever achieved in its nearly 32-year history. These are extremely positive developments for the Company’s long-term success which I believe should instill great confidence concerning the Company’s ability to continue producing results that meet or exceed its past performance.”

Mr. Asbjornson concluded, “To the stockholders, dedicated employees, sales representatives, customers and countless others who have supported AAON every step of the way since 1988, please know that you have my deepest gratitude for all that you have helped us accomplish to date. I have extreme confidence that with your continued trust and support, AAON’s future will continue to be marked by clear skies and an unlimited ceiling.”

In his new role as President and CEO, Mr. Fields will report to the Board of Directors. Mr. Asbjornson, as Executive Chairman, will also report to the Board of Directors. Since November 2016, Mr. Fields has served as President of AAON and was elected as a member of the Board of Directors in 2015. Mr. Fields has over 35 years of experience in the HVAC industry. Before joining the Company, Mr. Fields was an HVAC equipment sales representative at (and from 2002 to 2012, a member of the ownership group of) Texas AirSystems, the largest independent HVAC equipment and solutions provider in the state of Texas.

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recover units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com